CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our reports dated February 8, 2008, with respect to the Appreciation Portfolio, Developing Leaders Portfolio, Growth and Income Portfolio, International Equity Portfolio, International Value Portfolio, Money Market Portfolio and Quality Bond Portfolio, which are incorporated by reference in this Registration Statement (Form N-1A 33-13690 and 811-5125) of Dreyfus Variable Investment Fund.

ERNST & YOUNG LLP

New York, New York
April 9, 2008